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                                                                     Exhibit 5.1

                        [HECLA MINING COMPANY LETTERHEAD]

                                  July 23, 2002

Hecla Mining Company
6500 Mineral Drive
Coeur d'Alene, Idaho 83815-8788

Re:  Registration Statement on Form S-8 of Hecla Mining Company

Ladies and Gentlemen:

     I am Secretary and outside counsel for Hecla Mining Company, a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") which relates to the issuance of up to (i) 3,000,000 shares of its common stock, $.25 par value per share, with associated preferred share purchase rights (the "Common Stock"), available for issuance in connection with the Hecla Mining Company 1995 Stock Incentive Plan, as amended (the "Incentive Plan Shares"),
(ii) 880,000 shares of Common Stock (the "Director's Plan Shares") available for issuance in connection with the Hecla Mining Company Stock Plan for Nonemployee Directors, as amended, (iii) 6,000,000 shares of Common Stock (the "Deferred Comp Plan Shares") available for issuance in connection with the Hecla Mining Company Key Employee Deferred Compensation Plan to participants who choose to allocate their deferred compensation into an account under the Plan that results in a distribution of Common Stock or who choose to allocate their deferred compensation into an account under the Plan that, upon certain elections by the participant, results in a distribution of options to purchase Common Stock, (iv) deferred compensation obligations representing its unsecured obligation to pay deferred compensation in the future (such obligations currently expected not to exceed $10.0 million in the aggregate) in accordance with the terms of the Hecla Mining Company Key Employee Deferred Compensation Plan (the "Deferred Comp Obligations") and (v) stock options to purchase up to 6,000,000 shares of Common Stock (the "Stock Options") available for issuance in connection with the Hecla Mining Company Key Employee Deferred Compensation Plan to participants who choose to allocate their deferred compensation into an account under the Plan that, upon certain elections by the participant, results in a distribution of options to purchase Common Stock.

     In connection with this opinion, I have reviewed the Registration Statement and the exhibits thereto, and I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Company, the Plan and other instruments, and such matters of law and fact as I have deemed necessary to render the opinion contained herein.


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     Based  upon and subject to the foregoing, I am of the opinion that (i)  the
Incentive Plan Shares, the Director's Plan Shares, the Deferred Comp Plan Shares, and the Stock Options, when issued, delivered and paid for in accordance with the terms and conditions of the applicable employee benefit plan, will be validly issued, fully paid, and non-assessable and (ii) the Deferred Comp Obligations will represent the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms and the terms of the Hecla Mining Company Key Employee Deferred Compensation Plan, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors rights generally and general principals of equity.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and all references to me in the Registration Statement.

                              Very truly yours,

                              /s/ Michael B. White
                              --------------------------------
                              Michael B. White, Esq.
                              Secretary